Exhibit 99.1

PSB Announces Quarterly Earnings of $.56 Per Share

Wausau, Wisconsin [OTCBB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced March 2010 quarterly earnings of $.56 per share on net income of $881,000 compared to earnings of $.31 per share on net income of $489,000 during the most recent December 2009 quarter and $.65 per share on net income of $1,006,000 during the prior year March 2009 quarter.

Current quarterly net income declined just $125,000 from March 2009 despite a $494,000 reduction in mortgage banking income (before tax effects) seen during the prior year’s refinancing wave prompted by historically low mortgage rates.  Much of the decline in 2010 mortgage banking income was offset by greater net interest income from increased earning assets and net margin as well as lower provision for loan loss expense.  March 2010 net income was also negatively impacted by additional interest expense on senior subordinated notes first issued during July 2009 to bolster PSB’s capital position for continued growth.

President Knitt stated, “While not yet seen in local statistical economic data, customer feedback concerning prospects for the beginning of local economic recovery give us hope for continued earnings momentum during 2010.  However, we expect recovery to be slow as customers struggle with depressed housing values, high unemployment, and slow business demand.”  Knitt further commented, “Throughout this recession we have recorded conservative allowances for loan losses and continue to see expense related to maintenance and marketing of foreclosed properties.  However, we are cautiously optimistic for gradually improving credit trends and expect income generated by day to day activities to support our profit and growth needs until economic expansion returns.”

Return on average assets was .59% and .72% during the quarter ended March 31, 2010 and 2009, respectively.  Return on average stockholders’ equity was 8.33% and 9.93% during the quarter ended March 31, 2010 and 2009, respectively.  Net book value per share increased 4.3% to $27.67 at March 31, 2010 compared to $26.53 at March 31, 2009.

Balance Sheet Growth

Total assets were $601.1 million at March 31, 2010 compared to $606.9 million at December 31, 2009 and $570.7 million at March 31, 2009.  The $5.8 million decline in assets since the beginning of 2010 was due primarily to a pay down of $2.4 million in commercial related loans (net of loans transferred to foreclosed properties) and a reduction in cash and investments totaling $3.7 million.

During the March 2010 quarter, total deposits remained stable, although there were significant changes within various deposit types.  Core local deposits declined $19.8 million, or 6%, as local government units withdrew seasonal tax revenue held at December 31, 2009.  However, many of these government transactional deposits were retained in short-term certificates of deposit > $100,000, contributing to an increase in local jumbo certificates of deposit of $11.9 million.  Also during the quarter, wholesale brokered deposits increased $8.2 million in part from repayment of an existing $7.0 million repurchase agreement, which decreased other borrowings.  All wholesale funding, including brokered deposits, FHLB advances, and other borrowings was $166.0 million at March 31, 2010 compared to $163.8 million at December 31, 2009 and $163.4 million at March 31, 2009.  Wholesale funding to total assets was 27.6%, 27.0%, and 28.6% at March 31, 2010, December 31, 2009, and March 31, 2009, respectively.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $460,000 in the March 2010 quarter compared to $1,600,000 in the most recent December 2009 quarter and $700,000 in the prior year March 2009 quarter.  The provision for loan losses decreased during the March 2010 quarter compared to the prior December 2009 quarter due primarily to stabilization of the average internal credit quality grades assigned to loans, a decline in outstanding loan principal, and identification of fewer credits requiring large specific reserves.

Loss on foreclosed assets was $111,000 during the March 2010 quarter compared to $956,000 during the December 2009 quarter and $14,000 during March 2009  quarter.  The December 2009 quarter included an individual loss on foreclosed assets totaling $879,000 realized upon auction of  foreclosed properties.  There were no significant sales of foreclosed properties during the March 2010 quarter.

Although PSB believes commercial loan portfolio credit quality will stabilize as the local economy improves later in 2010, nonaccrual loans may continue to increase.  In addition, foreclosed property is expected to increase during 2010 as PSB works through ongoing collection and foreclosure actions.  A continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during 2010.

Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Therefore, some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  Nonperforming assets are shown in the following table.

Non-Performing Assets as of	March 31,		December 31,
(dollars in thousands)	2010	2009	2009

Nonaccrual loans	$ 11,192	$ 11,339	$ 13,298
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	–	748	–

Total nonperforming loans	11,192	12,087	13,298
Foreclosed assets	4,986	594	3,776

Total nonperforming assets	$ 16,178	$ 12,681	$ 17,074

Nonperforming loans as a % of gross loans	2.53%	2.82%	2.99%
Total nonperforming assets as a % of total assets	2.69%	2.22%	2.81%

Nonperforming loans decreased $2.1 million to $11.2 million at March 31, 2010 compared to $13.3 million at December 31, 2009 due to final foreclosure on a $1.1 million loan and application of collateral sale proceeds totaling $1.3 million on an unrelated nonaccrual loan.  Foreclosed assets increased $1.2 million to $5.0 million at March 31, 2010 compared to $3.8 million at December 31, 2009.  Total nonperforming assets declined $896,000, or 5.2% to $16.2 million from $17.1 million at December 31, 2009 primarily from the $1.3 million pay down to nonaccrual loans from sale of collateral noted above.

Total nonperforming assets as a percentage of total assets was 2.69% at March 31, 2010 compared to 2.81% at December 31, 2009 and 2.22% at March 31, 2009.  Total nonperforming assets as a percentage of total tangible common equity including the allowance for loan losses was 32.99%, 35.49%, and 27.86% at March 31, 2010, December 31, 2009, and March 31, 2009, respectively.  At March 31, 2010, PSB’s seven largest nonperforming assets measured by gross principal outstanding represent 52% of all nonperforming assets as summarized in the following table.

Significant Nonperforming Assets at March 31, 2010
		Gross	Specific
Collateral Description	Asset Type	Principal	Reserves

Nonowner occupied multi use, multi-tenant retail RE	Nonaccrual	$ 2,148	$ 400
Vacation home/recreational properties (four)	Foreclosed	2,050	n/a
Trucking equipment & business assets - participation	Nonaccrual	940	94
Commercial service real estate and lakefront home	Foreclosed	850	n/a
Business supply inventory and accounts receivable	Nonaccrual	842	700
Out of area condo land development - participation	Foreclosed	792	n/a
Owner occupied restaurant and business assets	Nonaccrual	710	100

Total listed assets		$ 8,332	$ 1,294
Total bank wide nonperforming assets		$ 16,178
Listed assets as a % of total nonperforming assets		52%

Annualized net loan charge-offs were .38% during the March 2010 quarter compared to .72% during the December 2009 quarter and .15% during the March 2009 quarter.  At March 31, 2010, the allowance for loan losses was $7,649,000 or 1.73% of total loans compared to $7,611,000, or 1.71% of total loans at December 31, 2009, and $6,065,000, or 1.41% of total loans at March 31, 2009.

Including the loans in the previous table, at March 31, 2010, PSB’s internal credit grading system identified 17 separate loan relationships totaling $5.6 million against which $2.0 million in specific loan loss reserves were recorded.  At December 31, 2009, PSB’s internal credit grading system identified 22 separate loan relationships totaling $10.8 million against which $2.5 in loan loss reserves were recorded.  During the March 2010 quarter, the total amount of loan principal with specific reserve allocations declined approximately $2.4 million from foreclosure and collateral sale proceeds on two unrelated loans as discussed previously.  In addition, principal with specific reserve allocations declined an additional $2.8 million from reclassification of one performing borrower previously carrying specific reserves of $400,000 (at December 31, 2009) to a performing borrower with reserves determined by internal inherent loss estimates, resulting in approximate reserves totaling $270,000 at March 31, 2010.  This loan was considered performing at both December 31, 2009 and March 31, 2010 but had carried a collateral value shortfall under certain collateral value assumptions during 2009 necessitating the specific loss reserve.

Capital and Liquidity

During the March 2010 quarter, stockholders’ equity increased approximately $1 million from retained net income of $881,000 and an increase in net unrealized gains on securities available for sale of $122,000 after income tax effects.  Net book value per share at March 31, 2010 was $27.67 compared to $26.53 at March 31, 2009, an increase of 4.3%.  Average tangible stockholders’ equity was 6.82% of average assets during the March 2010 quarter compared to 7.01% during December 2009 and 6.88% during March 2009.

For regulatory purposes, the $7 million senior subordinated notes and $7.7 million junior subordinated debentures reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively.  The $7 million of senior subordinated notes were issued during 2009 to support anticipated commercial related loan growth.  PSB was considered “well capitalized” under banking regulations at March 31, 2010.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At March 31, 2010, unused (but available) wholesale funding was approximately $185 million, or 31% of total assets, compared to $188 million, or 31% of total assets at December 31, 2009.  Certain municipal securities held in PSB’s investment portfolio may also be available for pledging as collateral against repurchase agreements and FHLB advances under conditions dictated by the lender.  However, due to the difficulty and uncertainty of the amount ultimately available as collateral, unpledged municipal securities are not considered available for funding in PSB’s internal analysis of liquidity flexibility or in the figures reported as unused but available wholesale funding above.

PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis.  Although PSB had no Discount Window amounts outstanding during the past several quarters, approximately 45% of unused but available liquidity at March 31, 2010 was represented by available Discount Window advances compared to 40% of available liquidity at December 31, 2009.

Net Interest Margin

Tax adjusted net interest income totaled $4,594,000 during the March 2010 quarter compared to $4,318,000 in the March 2009, an increase of 6.4%.  Average earning assets increased 6.0% during the March 2010 quarter compared to March 2009.  Approximately $140,000 of the increase in net interest income was from growth in earning assets over the prior year and approximately $136,000 was from an increase in net interest margin from 3.26% during March 2009 to 3.28% during March 2010.  The new issue of $7 million of senior subordinated notes during 2009 added $142,000 of additional interest expense during the quarter ended March 31, 2010 not seen during the prior year March 2009 quarter.

Both loan yields and deposit costs saw declines during March 2010 compared to the most recent quarter ended December 31, 2009.  During the quarter ended March 31, 2010, loan yields declined 17 basis points to 5.63% while total average deposit costs declined 13 basis points to 1.89%.  During the upcoming quarter, loan yields are expected to stabilize while securities yields and certificate of deposit funding costs continue to decline, resulting in net interest margin similar to that seen during the March 2010 quarter.

Noninterest and Fee Income

Total noninterest income for the quarter ended March 31, 2010 was $1,091,000 compared to $1,368,000 earned during the March 2009 quarter, a decline of $277,000, or 20%.  The decline was due to significantly lower mortgage banking income during 2010 compared to 2009, which prior year period saw historically low mortgage rates and a wave of customer loan refinancing.  Therefore, mortgage banking income declined $494,000, or 65%, during 2010 compared to 2009.  The decline in mortgage banking income was offset by absence of the loss on disposal of premise and equipment of $98,000 seen during 2009 and an increase in investment sales commissions of $46,000 and increased debit and credit card interchange income of $38,000 during March 2010 compared to the prior year.

Operating Expenses

Noninterest expenses totaled $3,840,000 during the March 2010 quarter compared to $3,389,000 during the prior year, an increase of $451,000, or 13%.  The 2010 increase was due to an increase in total salaries and benefits of $289,000 (up 16%), increased loss on foreclosed assets of $97,000 (up 693%) and increased FDIC insurance of $66,000 (up 40%).

Base salaries and wages increased $61,000, or 4.3%, during March 2010 compared to the prior year from an average annual employee base wage increase of 1.7% effective January 1, 2010 and a small increase in the number of employees.  In addition, health and dental plan expense increased $97,000, or 54% during 2010 compared to the prior year.  Health insurance plan expense is expected to moderate during the June 2010 quarter as a new high deductible health plan managed by employees within a health reimbursement account (“HRA”) is expected to reduce plan costs.  Lastly, discretionary profit sharing and incentive plan accrued costs increased $36,000 during 2010 compared to 2009 but are subject to full year results and represented estimates at March 31, 2010.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com.  PSB stock is traded on the Over the Counter Bulletin Board Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2009.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

		Quarter ended – Unaudited
	March 31,	December 31,	September 30,	June 30,	March 31,
Earnings and dividends:	2010	2009	2009	2009	2009

Net income	$ 881	$ 489	$ 738	$ 883	$ 1,006
Basic earnings per share(3)	$ 0.56	$ 0.31	$ 0.47	$ 0.57	$ 0.65
Diluted earnings per share(3)	$ 0.56	$ 0.31	$ 0.47	$ 0.57	$ 0.65
Dividends declared per share(3)	$ –	$ 0.35	$ –	$ 0.35	$ –
Net book value per share	$ 27.67	$ 27.11	$ 27.60	$ 26.47	$ 26.53
Semi-annual dividend payout ratio	n/a	44.47%	n/a	28.90%	n/a
Average common shares outstanding	1,564,131	1,559,314	1,559,314	1,559,314	1,559,198

Balance sheet - average balances:

Loans receivable, net of allowances	$ 436,989	$ 433,212	$ 432,237	$ 429,104	$ 421,029
Total assets	$ 603,988	$ 589,356	$ 588,180	$ 575,743	$ 569,372
Deposits	$ 457,055	$ 440,508	$ 441,741	$ 429,849	$ 427,490
Stockholders' equity	$ 42,902	$ 43,233	$ 42,184	$ 42,118	$ 41,072

Performance ratios:

Return on average assets(1)	0.59%	0.33%	0.50%	0.62%	0.72%
Return on avg. stockholders’ equity(1)	8.33%	4.49%	6.94%	8.41%	9.93%
Average tangible stockholders’ equity
to average assets(4)	6.82%	7.01%	6.89%	6.97%	6.88%
Net loan charge-offs to average loans(1)	0.38%	0.72%	0.45%	0.16%	0.15%
Nonperforming loans to gross loans	2.53%	2.99%	2.21%	3.11%	2.82%
Allowance for loan loss to gross loans	1.73%	1.71%	1.54%	1.47%	1.41%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	32.99%	35.49%	34.91%	31.80%	27.86%
Net interest rate margin(1)(2)	3.28%	3.43%	3.09%	3.23%	3.26%
Net interest rate spread(1)(2)	3.02%	3.12%	2.76%	2.90%	2.94%
Service fee revenue as a percent of
average demand deposits(1)	2.65%	2.51%	2.76%	2.64%	2.68%
Noninterest income as a percent
of gross revenue	13.14%	17.30%	14.18%	16.45%	15.80%
Efficiency ratio(2)	67.55%	64.17%	64.13%	65.62%	59.66%
Noninterest expenses to avg. assets(1)	2.58%	2.74%	2.40%	2.66%	2.42%

Stock price information:

High	$ 22.50	$ 19.00	$ 23.00	$ 23.75	$ 18.75
Low	$ 15.05	$ 15.05	$ 18.00	$ 17.00	$ 14.40
Market value at quarter-end	$ 20.00	$ 15.05	$ 19.50	$ 23.50	$ 18.75

(1)Annualized

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4)Tangible stockholders’ equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended
	March 31,
(dollars in thousands, except per share data – unaudited)	2010	2009

Interest and dividend income:
Loans, including fees	$ 6,129	$ 6,163
Securities:
Taxable	755	811
Tax-exempt	328	355
Other interest and dividends	2	2

Total interest and dividend income	7,214	7,331

Interest expense:
Deposits	1,883	2,344
FHLB advances	460	589
Other borrowings	231	185
Senior subordinated notes	142	–
Junior subordinated debentures	113	113

Total interest expense	2,829	3,231

Net interest income	4,385	4,100
Provision for loan losses	460	700

Net interest income after provision for loan losses	3,925	3,400

Noninterest income:
Service fees	348	336
Mortgage banking	263	757
Investment and insurance sales commissions	139	93
Loss on disposal of premises and equipment	–	(98)
Increase in cash surrender value of life insurance	101	101
Other noninterest income	240	179

Total noninterest income	1,091	1,368

Noninterest expense:
Salaries and employee benefits	2,052	1,763
Occupancy and facilities	534	542
Loss on foreclosed assets	111	14
Data processing and other office operations	234	255
Advertising and promotion	74	73
FDIC insurance premiums	232	166
Other noninterest expenses	603	576

Total noninterest expense	3,840	3,389

Income before provision for income taxes	1,176	1,379
Provision for income taxes	295	373

Net income	$ 881	$ 1,006
Basic earnings per share	$ 0.56	$ 0.65
Diluted earnings per share	$ 0.56	$ 0.65

PSB Holdings, Inc.
Consolidated Balance Sheets
March 31, 2010 unaudited, December 31, 2009 derived from audited financial statements

(dollars in thousands, except per share data – unaudited)	2010	2009
Assets

Cash and due from banks	$ 6,768	$ 15,010
Interest-bearing deposits and money market funds	1,241	731
Federal Funds sold	12,552	10,596

Cash and cash equivalents	20,561	26,337

Securities available for sale (at fair value)	108,288	106,185
Loans held for sale	–	–
Loans receivable, net of allowance for loan losses	434,332	437,633
Accrued interest receivable	2,428	2,142
Foreclosed assets	4,986	3,776
Premises and equipment, net	10,418	10,283
Mortgage servicing rights, net	1,143	1,147
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	10,590	10,489
Other assets	5,069	5,612

TOTAL ASSETS	$ 601,065	$ 606,854

Liabilities

Non-interest-bearing deposits	$ 52,850	$ 60,003
Interest-bearing deposits	406,233	398,728

Total deposits	459,083	458,731

Federal Home Loan Bank advances	57,434	58,159
Other borrowings	23,126	28,410
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	3,408	4,552

Total liabilities	557,783	564,584

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares		–
Common stock – no par value with a stated value of $1 per share:	–
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,564,297 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,559,314 shares		1,751
Additional paid-in capital	5,474	5,599
Retained earnings	39,228	38,348
Accumulated other comprehensive income	1,898	1,776
Treasury stock, at cost – 187,134 and 192,117 shares, respectively	(5,069)	(5,204)

Total stockholders’ equity	43,282	42,270

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 601,065	$ 606,854

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended March 31,

	2010			2009
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 444,718	$ 6,169	5.63%	$ 426,646	$ 6,198	5.89%
Taxable securities	68,284	755	4.48%	65,183	811	5.05%
Tax-exempt securities(2)	37,482	497	5.38%	38,104	538	5.73%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	14,589	2	0.06%	3,215	2	0.25%

Total(2)	568,323	7,423	5.30%	536,398	7,549	5.71%

Non-interest-earning assets:
Cash and due from banks	9,717			12,581
Premises and equipment, net	10,319			10,829
Cash surrender value ins.	10,527			10,008
Other assets	12,831			5,173
Allowance for loan losses	(7,729)			(5,617)

Total	$603,988			$ 569,372

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 124,667	$ 329	1.07%	$ 106,231	$ 367	1.40%
Money market deposits	95,344	314	1.34%	69,349	222	1.30%
Time deposits	183,874	1,240	2.73%	201,131	1,755	3.54%
FHLB borrowings	58,614	460	3.18%	62,911	589	3.80%
Other borrowings	27,070	231	3.46%	25,721	185	2.92%
Senior subordinated notes	7,000	142	8.23%	–	–	0.00%
Junior subordinated debentures	7,732	113	5.93%	7,732	113	5.93%

Total	504,301	2,829	2.28%	473,075	3,231	2.77%

Non-interest-bearing liabilities:
Demand deposits	53,170			50,779
Other liabilities	3,615			4,446
Stockholders’ equity	42,902			41,072

Total	$ 603,988			$ 569,372

Net interest income		$ 4,594			$ 4,318
Rate spread			3.02%			2.94%
Net yield on interest-earning assets			3.28%			3.26%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.